Exhibit 99.1
FINANCIAL INFORMATION AND SUPPLEMENTARY DATA OF SIGNIFICANT EQUITY METHOD INVESTEE
CAESARS GROWTH PARTNERS, LLC

EXPLANATORY NOTE
Unconsolidated Significant Subsidiary
Upon the completion of the Transactions described in Caesars Acquisition Company’s (the "Company," "CAC," "we," "our" and "us") Annual Report on Form 10-K for the year ended December 31, 2014, our primary asset is our interest in Caesars Growth Partners, LLC ("CGP LLC"), which is accounted for using the equity method. As our investment in CGP LLC is considered to be significant for the period subsequent to the Transactions, CGP LLC's annual financial statements are required to be included as an exhibit to each CAC Annual Report on Form 10-K in accordance with SEC Rule 3-09 of Regulation S-X. Given the significance of this investment to the financial position and results of operations of CAC, we have elected to include selected financial information of CGP LLC in this Quarterly Report on Form 10-Q.
In May 2014, Caesars Growth Properties Holdings, LLC, an indirect, wholly-owned subsidiary of CGP LLC, acquired through one or more subsidiaries JCC Holding Company II, LLC and its subsidiaries (collectively known as "Harrah's New Orleans"), 3535 LV Corporation (formerly known as "The Quad" and recently rebranded as "The LINQ Hotel & Casino"), indirect subsidiaries of Parball Corporation (collectively known as "Bally's Las Vegas") and Corner Investment Company, LLC and its subsidiaries (collectively known as "The Cromwell"), (ii) 50% of the ongoing management fees and any termination fees payable under the property management agreements entered between a property manager and the owners of each of these properties, and (iii) certain intellectual property that is specific to each of these properties. Because these acquisitions were accounted for as transactions among entities under common control, the financial information for CGP LLC has been recast to include the financial results for these properties as if those businesses were combined into the CGP LLC reporting entity through the May 2014 acquisition dates and consolidated into CGP LLC after the May 2014 acquisition dates. The acquisitions of Harrah's New Orleans, The LINQ Hotel & Casino, Bally's Las Vegas and The Cromwell are herein referred to as the "Acquired Properties."

CAESARS GROWTH PARTNERS, LLC
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)
(In millions)

	September 30, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$900.7	$944.1
Restricted cash	3.6	14.8
Receivables, net of allowance for doubtful accounts of $9.6 and $8.4, respectively	135.9	96.5
Deferred tax assets	5.4	4.9
Prepayments and other current assets	32.1	29.7
Total current assets	1,077.7	1,090.0
Investment in Caesars Enterprise Services, LLC	24.1	22.6
Land, property and equipment, net	2,593.2	2,568.2
Goodwill	302.5	299.7
Intangible assets other than goodwill, net	270.1	299.4
Restricted cash	10.1	25.2
Deferred tax assets	22.5	9.9
Prepaid management fees to related parties	209.6	219.1
Deferred charges and other	45.6	45.7
Total assets	$4,555.4	$4,579.8

Liabilities and Equity
Current liabilities
Accounts payable	$47.9	$78.5
Payables to related parties	61.2	85.9
Accrued expenses	171.4	237.9
Accrued interest payable	53.5	36.9
Foreign tax payable	5.0	4.9
Deferred tax liabilities	8.3	1.6
Current portion of long-term debt	70.0	19.6
Current portion of long-term debt to related party	19.8	—
Total current liabilities	437.1	465.3
Long-term debt	2,272.7	2,291.7
Long-term debt to related party	—	39.8
Deferred tax liabilities	8.6	7.9
Contingently issuable non-voting membership units	237.7	345.2
Deferred credits and other	123.6	124.5
Total liabilities	3,079.7	3,274.4

Commitments and contingencies
Redeemable non-controlling interests	0.7	1.6
Equity
Additional paid-in capital	1,047.6	1,078.0
Retained earnings	389.5	191.9
Total equity attributable to Caesars Growth Partners, LLC	1,437.1	1,269.9
Non-controlling interests	37.9	33.9
Total equity	1,475.0	1,303.8
Total liabilities and equity	$4,555.4	$4,579.8

CAESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues
Interactive Entertainment
Social and mobile games	$183.5	$151.3	$526.5	$401.4
WSOP and online real money gaming	11.0	10.3	30.8	29.0
	194.5	161.6	557.3	430.4
Casino Properties and Developments
Casino	253.6	196.9	757.3	550.8
Food and beverage	73.6	63.7	207.9	177.7
Rooms	82.2	59.2	239.0	193.8
Other	44.0	49.6	123.0	118.5
Less: casino promotional allowances	(46.7)	(45.2)	(140.6)	(130.5)
	406.7	324.2	1,186.6	910.3
Net revenues	601.2	485.8	1,743.9	1,340.7

Operating expenses
Interactive Entertainment - Direct
Platform fees	53.5	45.7	153.5	122.0
Casino Properties and Developments - Direct
Casino	134.9	116.7	408.4	301.0
Food and beverage	33.0	31.8	94.4	84.0
Rooms	21.7	18.4	61.9	54.8
Property, general, administrative and other	202.6	184.2	557.3	505.2
Write-downs, reserves, and project opening costs, net of recoveries	1.8	12.3	8.4	34.3
Management fees to related parties	14.1	13.1	45.1	24.7
Depreciation and amortization	46.1	37.8	133.1	98.8
Change in fair value of contingently issuable non-voting membership units	7.3	(56.4)	(107.5)	(7.9)
Change in fair value of contingent consideration	—	0.1	—	32.7
Total operating expenses	515.0	403.7	1,354.6	1,249.6
Income from operations	86.2	82.1	389.3	91.1
Interest expense, net of interest capitalized	(50.0)	(44.2)	(145.8)	(123.8)
Interest income - related party	—	19.1	—	119.2
Impairment of investment in notes from related party	—	(63.5)	—	(63.5)
Gain on sale of investment in notes from related party	—	99.4	—	99.4
Loss on extinguishment of debt	—	—	—	(23.8)
Other income/(expense), net	5.0	(0.1)	4.0	0.9
Income from continuing operations before provision for income taxes	41.2	92.8	247.5	99.5
Provision for income taxes	(20.7)	(22.1)	(45.9)	(31.9)
Income from continuing operations	20.5	70.7	201.6	67.6
Discontinued operations
Income/(loss) from discontinued operations	—	1.2	—	(15.7)
(Provision for)/benefit from income taxes related to discontinued operations	—	(15.8)	—	0.1
Net loss from discontinued operations	—	(14.6)	—	(15.6)
Net income	20.5	56.1	201.6	52.0
Less: net (income)/loss attributable to non-controlling interests	(1.7)	5.1	(4.0)	14.5
Net income attributable to Caesars Growth Partners, LLC	$18.8	$61.2	$197.6	$66.5

CAESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)
(UNAUDITED)
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income	$20.5	$56.1	$201.6	$52.0
Other comprehensive loss, net of income taxes:
Unrealized loss on investments in notes from related party	—	(101.0)	—	(197.7)
Reclassification adjustment for realized gain on investment in notes from related party	—	(99.4)	—	(99.4)
Reclassification adjustment for realized losses on investment in notes from related party	—	63.5	—	63.5
Total other comprehensive loss	—	(136.9)	—	(233.6)
Comprehensive income/(loss)	20.5	(80.8)	201.6	(181.6)
Less: net (income)/loss attributable to non-controlling interests	(1.7)	5.1	(4.0)	14.5
Comprehensive income/(loss) attributable to Caesars Growth Partners, LLC	$18.8	$(75.7)	$197.6	$(167.1)

CASESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED CONDENSED STATEMENTS OF EQUITY
(UNAUDITED)
(In millions)

	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Non-controlling Interests	Total Equity
Balance at January 1, 2014	$2,780.6	$402.1	$233.6	$44.8	$3,461.1
Net income/(loss)	—	66.5	—	(13.4)	53.1
Impact of purchased assets(1)	(1,499.7)	—	—	—	(1,499.7)
Issuance of Caesars Interactive Entertainment, Inc. common stock	35.3	—	—	3.8	39.1
Purchase of Caesars Interactive Entertainment, Inc. common stock	(39.9)	—	—	(4.4)	(44.3)
Stock-based compensation	6.4	—	—	—	6.4
Sale of partial interest in Maryland Joint Venture	3.4	—	—	8.3	11.7
Unrealized gain on investments in notes from related party, net of tax	—	—	(197.7)	—	(197.7)
Reclassification adjustment for realized gain on investment in notes from related party	—	—	(99.4)	—	(99.4)
Reclassification adjustment for realized losses on investments in notes from related party	—	—	63.5	—	63.5
Distribution of investment in notes from related party	(376.9)	—	—	—	(376.9)
Conversion of affiliate debt to equity	139.9	—	—	—	139.9
Transactions with parents and affiliates, net	5.3	(30.0)	—	—	(24.7)
Balance at September 30, 2014	$1,054.4	$438.6	$—	$39.1	$1,532.1

Balance at January 1, 2015	$1,078.0	$191.9	$—	$33.9	$1,303.8
Net income	—	197.6	—	4.9	202.5
Issuance of Caesars Interactive Entertainment, Inc. common stock	46.0	—	—	8.6	54.6
Purchase of Caesars Interactive Entertainment, Inc. common stock	(44.2)	—	—	(9.5)	(53.7)
Stock-based compensation	3.6	—	—	—	3.6
Adjustment for sale of partial interest in Maryland Joint Venture	1.0	—	—	—	1.0
Transactions with parents and affiliates, net	(39.8)	—	—	—	(39.8)
Other	3.0	—	—	—	3.0
Balance at September 30, 2015	$1,047.6	$389.5	$—	$37.9	$1,475.0
_________________________

(1)
Represents the net purchase price for the Acquired Properties in May 2014 net of the prepaid management fee recognized in Deferred charges and other and the reversal of Deferred tax positions and provision which were previously allocated from Caesars Entertainment to those properties prior to the acquisitions. CGP LLC does not record a tax provision for its Casino Properties and Developments operating unit as all entities within this operating unit are pass-through entities for income tax purposes.

CAESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In millions)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities
Net income	$201.6	$52.0
Adjustments to reconcile net income to cash flows provided by operating activities
Depreciation and amortization	133.1	98.8
Amortization of debt discount and deferred finance charges	8.1	14.5
Loss on extinguishment of debt	—	23.8
Gain on contract termination	(5.0)	—
Change in fair value of contingently issuable non-voting membership units	(107.5)	(7.9)
Change in fair value of contingent consideration	—	32.7
Accretion of discount on investments in notes from related party	—	(80.2)
Impairment of investment in notes from related party	—	63.5
Gain on sale of investment in notes from related party	—	(99.4)
Gain on disposal of assets	—	1.2
Impairment of goodwill and intangible assets	—	15.5
Stock-based compensation expense	45.7	49.0
Non-cash management fee payable to related parties	11.1	7.3
Debt issuance costs and fees write-off	—	26.1
Net transfers to parents and affiliates	—	(13.2)
Net change in deferred income taxes	(5.7)	(4.5)
Net change in long-term accounts	4.4	8.5
Net change in working capital accounts	(83.8)	27.6
Cash flows provided by operating activities	202.0	215.3
Cash flows from investing activities
Land, buildings and equipment additions, net of change in construction payables	(152.0)	(480.0)
Acquisitions of Intangible assets	—	(0.1)
Sales of short-term investments	—	15.0
Payments to acquire business, net of cash acquired	(3.2)	(22.5)
Additional investment in Caesars Enterprise Services, LLC	(1.5)	—
Purchase of equity method investment	—	(1.3)
Payments to acquire businesses and assets related to the Acquired Properties transaction	—	(1,808.9)
Increase in restricted cash	(9.5)	(2,024.3)
Decrease in restricted cash	35.8	2,344.5
Proceeds from sale of investment in notes from related party	—	451.9
Cash flows used in investing activities	(130.4)	(1,525.7)
Cash flows from financing activities
Proceeds from issuance of long-term debt	80.0	2,541.6
Debt issuance costs and fees	—	(30.6)
Repayments under lending agreements	(56.0)	(1,200.9)
Payments on long-term debt to related party	(20.0)	—
Proceeds from sale of Caesars Interactive Entertainment, Inc. stock	4.5	5.9
Purchase of Caesars Interactive Entertainment, Inc. stock	(53.7)	(41.1)
Sale of partial interest in Maryland joint venture	1.0	11.7
Distributions to parents, net	(38.6)	(11.7)
Acquisition related contingent consideration payment	(32.2)	(7.3)
Cash flows (used in)/provided by financing activities	(115.0)	1,267.6
Net decrease in cash and cash equivalents	(43.4)	(42.8)
Cash and cash equivalents, beginning of period	944.1	1,032.0
Cash and cash equivalents, end of period	$900.7	$989.2

OTHER INFORMATION
Adoption of Accounting Standards Update No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs
CGP LLC has early adopted Accounting Standards Update (“ASU”) No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, during the quarter ended June 30, 2015 which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. CGP LLC has retrospectively applied the amendments and reclassified $14.5 million of unamortized debt issuance costs from Deferred charges and other assets to a direct deduction from the carrying amount of the debt liability in Long-term debt in CGP LLC’s Consolidated Condensed Balance Sheets as of December 31, 2014. In August 2015, the FASB issued ASU No. 2015-15, Interest-Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated With Line-of-Credit Arrangements, which clarifies the SEC staff’s position that it would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement. Deferred financing costs related to line-of-credit arrangements remain in Deferred charges and other in CGP LLC's Consolidated Condensed Balance Sheets.
Correction of Prior Period Stock-based Compensation
CGP LLC includes stock-based compensation expense as a component of Property, general, administrative and other expenses in the financial information above. In February 2014, the Human Resources Committee of the Board of Directors of Caesars Acquisition Company (the "HRC") approved a liquidity plan, setting forth the terms and conditions upon which Caesars Interactive Entertainment, Inc. ("Caesars Interactive" or "CIE"), a subsidiary of CGP LLC, may elect to purchase, or cause to be purchased, CIE owned shares and/or shares underlying options, Restricted Stock Units ("RSUs") or warrants ("deemed held shares") held by eligible individuals, from time to time, during the term of the plan, and providing the eligible individuals with a market for their CIE shares and/or deemed held CIE shares.
During the first and third quarters of 2014, the HRC approved, and CIE offered, certain holders of vested options the ability to exercise their options and, immediately subsequent to exercise, sell those shares back to CIE, consistent with the terms of the liquidity plan. While the offer to buy shares by CIE and the acceptance by the holders of vested options were completely discretionary, CIE concluded that, based upon these discretionary offers, certain of its options should have been modified to be accounted for as liability-classified awards during the first quarter of 2014. Effectively, we have determined to account for the subject stock options as if CIE has a conditional obligation to settle such options in cash at some future date, pursuant to the liquidity plan. However, (i) the liquidity plan is fully at CIE's discretion, (ii) requires additional approval by the HRC for all future purchases and (iii) makes no commitment that any specific employees will be permitted to participate in future share or deemed share purchases, if any. Prior to this correction, two-thirds of these options were already being accounted for as liability-classified awards due to other terms associated with the options.
As a result of this correction, $19.6 million of expense was recorded during the third quarter of 2014 which related to the prior quarters of 2014, of which $18.7 million and $0.9 million should have been recorded during the first and second quarter of 2014, respectively. The correction has no impact on CGP LLC's cash flows from operations, cash flows from financing activities or Adjusted Earnings before Interest Income/Expense, Income Taxes, Depreciation and Amortization ("EBITDA") for any period presented herein. Likewise, the adjustments have no impact on the financial statements of the Company for any period presented as CAC has recorded income from its investment in CGP LLC based upon its minimum guaranteed return.
Correction of Prior Period Payable to Related Party
CGP LLC's joint venture with Rock Gaming, LLC ("Rock") is the majority member of CR Baltimore Holdings ("CRBH") and in February 2014 sold a portion of its interest in CBAC Gaming, LLC ("CBAC Gaming") to an existing joint venture partner of CBAC Gaming, Caves Valley Partners. CGP LLC received proceeds of $12.8 million from the sale. In accordance with the transaction agreement, dated as of October 21, 2013, among Caesars Acquisition Company, Caesars Growth Partners, LLC, Caesars Entertainment Corporation, HIE Holdings, Inc., Harrah’s BC, Inc., PHW Las Vegas, LLC, PHW Manager, LLC, Caesars Baltimore Acquisition Company, LLC and Caesars Baltimore Management Company, LLC, at or promptly following the closing of the sale of CGP LLC’s interest in CBAC Gaming, CGP LLC was obligated to pay Caesars Entertainment Corporation the $12.8 million proceeds received. During the first quarter of 2015, a $12.8 million liability was recorded as an increase to Payables to related party with an associated decrease of $12.8 million to Additional paid-in capital, which should have been recorded during the first quarter of 2014. The correction had no impact on CGP LLC's cash flows from operations, cash flows from financing activities, statements of operations or Adjusted EBITDA for any period presented herein. Likewise, the adjustment has no impact on the financial statements of the Company for any period presented as CAC has recorded income from its investment in CGP LLC based upon its minimum guaranteed return.